Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Omega Flex, Inc. of our reports dated March 9, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Omega Flex, Inc. appearing in the Annual Report on Form 10-K of Omega Flex, Inc. for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP
Blue Bell, Pennsylvania
January 8, 2021